UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): March 3, 2020

HESS CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

DELAWARE	No. 1-1204	No. 13-4921002
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1185 Avenue of the Americas
New York, New York 10036
(Address of Principal Executive Office) (Zip Code)

Registrant’s Telephone Number, Including Area Code: (212) 997-8500

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $1.00 per share	HES	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Director

On March 3, 2020, Risa Lavizzo-Mourey, a member of the Board of Directors (the “Board”) of Hess Corporation (the “Company”), notified the Board that she will not stand for re-election as a director at the Company’s 2020 Annual Meeting of Stockholders due to her other professional commitments. Her decision not to stand for re-election is not the result of any disagreement with management or the Board related to the Company’s operations, policies, or practices.

Annual Cash Incentive Plan

On March 3, 2020, the Compensation and Management Development Committee of the Board (the “Committee”) approved annual incentive targets under the Company’s Annual Cash Incentive Plan (the “Plan”) for all of the Company’s full-time employees worldwide, including the Company’s chief executive officer, chief financial officer and three other most highly compensated executive officers (the “Named Executive Officers”). The Plan is intended to promote alignment of pay and performance and an enhanced focus on creating long-term stockholder value.

Payout on awards is determined based on attainment of pre-established enterprise level metrics and individual performance objectives. The following are the enterprise metrics, each with pre-established threshold, target and maximum performance goals:

•	Environment, health and safety;

•	Exploration resource additions;

•	Production;

•	Controllable operated cash costs;

•	E&P capital and exploratory spend;

•	Cash return on capital employed; and

•	EBITDAX

The Committee establishes annual incentive targets for each Named Executive Officer based upon position, responsibilities and competitive practice.

Payouts for the Named Executive Officers range from 0% to 175% of target based on attainment of the pre-established enterprise metrics. A multiplier may be applied to adjust the bonus down to 0% or up by an additional 25% (capped at 200%) of target based on individual performance compared with individual goals pre-established at the beginning of the fiscal year.

Long-Term Incentive Program

On March 3, 2020, the Committee approved the value of awards to the Named Executive Officers under the Company’s long-term incentive program for 2020 (the “2020 Program”), effective March 6, 2020. The long-term incentive mix for Mr. Hess for 2020 consists of performance share units (“PSUs”), which account for 60% of the target value of his award under the 2020 Program, and stock options, which account for the remaining 40% of the target value of his award under the 2020 Program. As a result, 100% of the target value of Mr. Hess’ awards under the program will be performance-contingent. For the Company’s other Named Executive Officers, 80% of the target value of awards under the 2020 Program will be performance-contingent, with 60% in the form of PSUs, 20% in the form of stock options and the remaining 20% in the form of restricted stock. The Committee believes this mix of awards encourages sustained long-term performance and further supports alignment of the interests of senior management and stockholders.

Restricted stock and stock option awards vest in equal installments over a three-year period beginning on the first anniversary of the grant date. Payouts on the PSUs awarded in 2020 will be determined based on the Company’s total shareholder return (“TSR”) for the three-year performance period ending December 31, 2022 compared to the TSR of ten peer companies and the S&P 500 Total Return Index over the same period. The ten peer companies are: Apache Corporation, ConocoPhillips, Continental Resources, Inc., Devon Energy Corporation, EOG Resources, Inc., Marathon Oil Corporation, Murphy Oil Corporation, Noble Energy, Inc., Occidental Petroleum Corporation and Pioneer Natural Resources Company. These peer companies consist of the same companies as the 2019 PSU awards, except the removal of (i) Anadarko Petroleum Corporation after it was acquired by Occidental Petroleum Corporation and (ii) Chesapeake Energy Corporation due to the substantial decrease in its market capitalization and its business focus no longer being comparable to the Company. The Committee approved the addition of the S&P 500 Total Return Index as an 11th comparator for evaluating performance of the 2020 PSU awards to measure the Company’s performance against the broader market. The Committee believes this further aligns executive pay with long-term stockholder interests.

Potential payouts range from 0% to 200% of the target award based on the schedule below:

TSR Ranking	Percentage of Performance Shares Earned
1st	200%
2nd	200%
3rd	175%
4th	150%
5th	125%
6th	100%
7th	83%
8th	66%
9th	50%
10th	0%
11th	0%
12th	0%

If the Company’s total shareholder return for the performance period is negative, the percentage of PSUs earned may not exceed 100% of target.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 6, 2020

HESS CORPORATION

By:	/s/ John P. Rielly
Name:	John P. Rielly
Title:	Senior Vice President and Chief Financial Officer